UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 30, 2020

INTEC PHARMA LTD.

(Exact name of registrant as specified in its charter)

Israel	001-37521	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 Hartom St. Har Hotzvim
Jerusalem, Israel	9777512
(Address of principal executive offices)	(Zip Code)

+ 972-2-586-4657

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary Shares, no, par value	NTEC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Agreement

On January 30, 2020, Intec Pharma Ltd. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (the “Underwriter”), relating to the offering, issuance and sale of (i) 15,280,000 ordinary shares and accompanying warrants to purchase 15,280,000 ordinary shares, and (ii) pre-funded warrants to purchase up to an aggregate of 970,000 ordinary shares and accompanying warrants to purchase up to an aggregate of 970,000 ordinary shares. Each ordinary share and accompanying warrant is being sold together at a combined price to the public of $0.40, and each pre-funded warrant and accompanying warrant is being sold together at a combined price to the public of $0.3999. The offering is expected to close on or about February 4, 2020, subject to the satisfaction of customary closing conditions. Each pre-funded warrant will have an exercise price of $0.0001 per share. The pre-funded warrants are exercisable at any time after their original issuance until all of the pre-funded warrants are exercised in full. Each warrant will be immediately exercisable and will have an exercise price of $0.40 per share and will expire five years from the date of issuance. The ordinary shares are listed on the Nasdaq Capital Market. There is no established public trading market for the pre-funded warrants and the warrants and we do not expect a market to develop The warrants are subject to certain limitations on beneficial ownership.

The net proceeds to the Company for the offering is expected to result in approximately $5.7 million after deducting the underwriting discounts and commissions and estimated offering expenses.

The Company also granted the underwriter a 30-day option to purchase up to additional 2,437,500 ordinary shares at a purchase price of $0.3999 per share and/or up to 2,437,500 additional warrants to purchase up to an aggregate of 2,437,500 ordinary shares at a purchase price of $0.0001 per warrant less the underwriting discounts and commissions of $0.027993 per share and $0.000007 per warrant.

The offering of the securities described above is being pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333- 230016) filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2018, and declared effective on March 28, 2018. The Company has filed a final prospectus supplement, dated January 30, 2020, relating to the issuance and sale of the ordinary shares, warrants and pre-funded warrants with the SEC.

H.C. Wainwright & Co. is acting as sole book-running manager for the offering. The underwriting discounts and commissions will be 7.0% of the gross proceeds of the offering, or $0.028 per ordinary share and accompanying warrant to purchase ordinary shares or $0.028 per pre-funded warrant and accompanying warrant. We have also agreed to pay H.C. Wainwright & Co. an expense allowance consisting of (a) a management fee equal to 1.0% of the gross proceeds raised in the offering, (b) $50,000 for non-accountable expenses, (c) up to $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses and (d) $10,000 clearing fees.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Subject to certain exceptions, the Company and its executive officers and directors have agreed not to sell or transfer any ordinary shares or securities convertible into or exchangeable or exercisable for ordinary shares, for 90 days after January 30, 2019 without first obtaining the written consent of the Underwriter.

Copies of the form of Underwriting Agreement, form of warrant and form of pre-funded warrant are filed as Exhibits 1.1., 4.1 and 4.2, respectively. The foregoing descriptions of the terms of the Underwriting Agreement, the warrant and the pre-funded warrant are qualified in their entirety by reference to such exhibits. Copies of the opinions of Meitar | Law Offices relating to the legality of the issuance and sale of the ordinary shares and of McDermott Will & Emery LLP relating to the legality of the issuance and sale of the warrants and pre-funded warrants in the offering are attached as Exhibits 5.1 and 5.2 hereto, respectively.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 30, 2020, by and between the Company and H.C. Wainwright & Co., LLC

4.1	Form of Warrant

4.2	Form of Pre-Funded Warrant

5.1	Opinion of Meitar | Law Offices

5.2	Opinion of McDermott Will & Emery LLP

23.1	Consent of Meitar | Law Offices (contained in Exhibit 5.1)

23.2	Consent of McDermott Will & Emery LLP (contained in Exhibit 5.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2020

INTEC PHARMA LTD.

By:	/s/ Nir Sassi
Nir Sassi
Chief Financial Officer

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